Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 13, 2007, except for Notes I, P and Q, as to which the date is June 14, 2007, accompanying the consolidated financial statements of United Financial Bancorp, Inc. contained in the Prospectus and Proxy Statement/Prospectus constituting a part of this Registration Statement on Form S-1 Amendment No. 1. We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Boston, Massachusetts

September 11, 2007